Exhibit 99.1

WEX Inc. Reports First Quarter 2020 Financial Results and Provides Business Update Regarding COVID-19

PORTLAND, Maine--(BUSINESS WIRE)--May 7, 2020--WEX Inc. (NYSE:WEX), a leading financial technology service provider, today reported financial results for the three months ended March 31, 2020.

“WEX began the year benefiting from favorable execution and building upon the strong momentum coming out of 2019. Despite the challenges and uncertainties caused by the COVID-19 pandemic, we finished strong with top-line growth across all segments and improved operating income by expanding our market share and leveraging our recent strategic acquisitions in the first quarter,” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith continued, “Recognizing the impact of these unprecedented times, we acted decisively to ensure seamless operations and services, while keeping our employees, customers and communities safe. We have taken several precautionary steps to safeguard our business and employees from the effects of the novel coronavirus, including implementing travel bans and restrictions, temporarily closing offices and canceling participation in various industry events. Also, we have informed the owners of eNett and Optal that we have concluded that the pandemic and conditions arising in connection with it have had, and continue to have, a material adverse effect on their businesses and that WEX is not required to close the transaction.

“In addition, we have taken a series of actions to protect our financial flexibility, including pay cuts for the Board and executive officers, re-scaling headcount worldwide and re-focusing our capital allocation priorities, among others. At the same time, we are also managing the Company for the long term and keeping our strategic pillars in mind so that we will be well positioned for when the economy recovers. This combination allows us to navigate times like this without sacrificing our commitment to long-term sustainable growth. We have established a strong platform that is more resilient and diversified than ever before. While there is uncertainty in the near-term, I am confident WEX will emerge a stronger business when conditions improve.”

COVID-19 Business Continuity and Operations Update

The Company has taken the following actions to ensure business continuity and the safety of WEX's employees, customers, partners and communities.

  Implemented a Company-wide work-from-home policy and quickly put necessary tools and processes in place to effectively support a remote workforce.
  Continued to seamlessly provide quality products and services to customers, many of whom are the essential workers keeping the country running day-to-day.
  Introduced new technologies and services providing additional support to customers during these unprecedented times, such as SpeedLift.
  Continued to closely track and assess the effect of the pandemic while actively managing the Company's response in collaboration with employees, customers and suppliers.

eNett and Optal Transaction Update

The Company has analyzed the eNett and Optal situation closely with specialist advisors and has concluded that the pandemic and conditions arising in connection with it have had, and continue to have, a material adverse effect on the businesses. Because of this material adverse effect, WEX has advised eNett and Optal that it is not required to close the transaction pursuant to the terms of the purchase agreement.

First Quarter 2020 Financial Results

Total revenue for the first quarter of 2020 increased 13% to $431.7 million from $381.9 million for the first quarter of 2019. The $49.8 million revenue increase in the quarter includes a $3.3 million favorable impact from fuel prices and spreads offset by a $2.9 million negative impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis decreased by $32.4 million to a net loss of $16.3 million, or $(0.37) per diluted share, compared with net income of $16.1 million, or $0.37 per diluted share, for the first quarter of 2019. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $79.7 million for the first quarter of 2020, or $1.81 per diluted share, up 5% per diluted share from $74.8 million or $1.72 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

First Quarter 2020 Performance Metrics

  Average number of vehicles serviced was approximately 15.1 million, an increase of 15% from the first quarter of 2019.
  Total fuel transactions processed increased 7% from the first quarter of 2019 to 150.7 million. Payment processing transactions increased 5% to 121.6 million.
  Travel and Corporate Solutions' purchase volume decreased 4% to $8.0 billion from $8.4 billion in the first quarter of 2019.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 14% to 14.5 million from 12.7 million in the first quarter of 2019.

“Revenue was up 13% in the first quarter, driven by outperformance in our Corporate Payments and U.S. Health businesses, partially offset by lower travel and, to a lesser extent, fleet volumes in the back half of the quarter as COVID-19 began to impact those end markets,” said Roberto Simon, WEX’s Chief Financial Officer. “In response to these challenging market conditions, which are continuing into the second quarter, we rescaled portions of the business to better align with the current operating environment. We are effectively responding to COVID-19 developments and remain confident in our business and the future of WEX.”

Cost Actions and Liquidity

In response to COVID-19 uncertainty, the Company has implemented actions to reduce discretionary capital and operating expenditures, adjust its cost structure and preserve its financial flexibility and strong liquidity position, including:

  Reducing compensation for board members and executive officers;
  Enforcing expense controls, including limiting non-essential expenditures;
  Re-scaling worldwide headcount to match current and anticipated business needs; and
  Strategically evaluating its capital expenditure and investment priorities to focus resources on high-growth areas.

The total savings resulting from these changes are expected to be approximately $60-$65 million, compared to our original guidance. The Company believes WEX’s balance sheet and liquidity position remain strong. First quarter 2020 leverage remained unchanged from the prior quarter at 3.5x, and there are no significant debt maturities through 2021.

Withdrawal of 2020 Financial Guidance

Given the continued evolution of the COVID-19 pandemic and the uncertainty surrounding its impact on the global economy, the Company believes it is prudent to withdraw all previously-issued full fiscal year 2020 financial guidance and refrain from issuing any additional quarterly guidance. WEX continues to carefully monitor the pandemic and the impact on its business; however, given the uncertainty regarding the pandemic's spread, duration, and impact, the Company is currently unable to predict the precise extent to which the COVID-19 pandemic will impact its future operations and financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, reconciliations of non - GAAP measures referenced in this news release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three months ended March 31, 2020, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended March 31, 2020 and four preceding quarters. The Company is also providing segment revenue for the three months ended March 31, 2020 and 2019 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, May 7, 2020, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 7959624. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in 20 currencies through more than 5,000 associates around the world. WEX fleet cards offer 15 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions grew to approximately $40 billion in 2019; and the WEX Health financial technology platform helps 390,000 employers and more than 32 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding:financial guidance and potential for providing the same; assumptions underlying the Company's future financial performance; future growth opportunities and expectations; and, expectations for the macro environment. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) outbreak and measures taken in response thereto adversely impact our business, results of operations and financial condition in excess of current expectations; the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices including the impact of any continued reductions in fuel price and the resulting impact on our revenues and net income; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; legal, political and economic uncertainty surrounding the United Kingdom's departure from the European Union; the impact of the transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2019, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2020. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended March 31,
	2020	2019
Revenues
Payment processing revenue	$204,037	$186,798
Account servicing revenue	113,840	87,086
Finance fee revenue	55,927	46,373
Other revenue	57,875	61,619
Total revenues	431,679	381,876
Cost of services
Processing costs	104,917	91,119
Service fees	13,754	14,246
Provision for credit losses	33,987	17,791
Operating interest	8,385	9,564
Depreciation and amortization	24,789	20,513
Total cost of services	185,832	153,233
General and administrative	62,036	64,405
Sales and marketing	68,782	64,119
Depreciation and amortization	40,200	31,184
Operating income	74,829	68,935
Financing interest expense	(32,031)	(31,112)
Net foreign currency loss	(28,727)	(3,885)
Net unrealized loss on financial instruments	(32,047)	(11,912)
(Loss) income before income taxes	(17,976)	22,026
Income tax (benefit) provision	(5,707)	5,818
Net (loss) income	(12,269)	16,208
Less: Net income from non-controlling interests	1,363	74
Net (loss) income attributable to WEX Inc.	$(13,632)	$16,134
Accretion of non-controlling interest	(2,624)	—
Net (loss) income attributable to shareholders	$(16,256)	$16,134

Net (loss) income attributable to WEX Inc. per share:
Basic	$(0.37)	$0.37
Diluted	$(0.37)	$0.37
Weighted average common shares outstanding:
Basic	43,416	43,220
Diluted	43,416	43,572

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$861,188	$810,932
Restricted cash	165,205	170,449
Accounts receivable	2,093,924	2,661,108
Securitized accounts receivable, restricted	97,395	112,192
Prepaid expenses and other current assets	93,980	87,694
Total current assets	3,311,692	3,842,375
Property, equipment and capitalized software	207,928	212,475
Goodwill and other intangible assets	3,946,894	4,016,251
Investment securities	30,902	30,460
Deferred income tax, net	16,335	12,833
Other assets	184,404	184,024
Total assets	$7,698,155	$8,298,418
Liabilities and Stockholders’ Equity
Accounts payable	$745,884	$969,816
Accrued expenses	242,651	315,642
Restricted cash payable	165,205	170,449
Short-term deposits	1,137,123	1,310,813
Short-term debt, net	147,219	248,531
Other current liabilities	47,637	34,692
Total current liabilities	2,485,719	3,049,943
Long-term debt, net	2,672,335	2,686,513
Long-term deposits	173,399	143,399
Deferred income taxes, net	212,450	218,740
Other liabilities	117,633	106,422
Total liabilities	5,661,536	6,205,017
Commitments and contingencies
Redeemable non-controlling interest	159,645	156,879
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,866,837	1,926,947
Non-controlling interest	10,137	9,575
Total stockholders’ equity	1,876,974	1,936,522
Total liabilities and stockholders’ equity	$7,698,155	$8,298,418

Exhibit 1
Reconciliation of Non - GAAP Measures (in thousands, except per share data) (unaudited)

Reconciliation of GAAP Net (Loss) Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended March 31,
	2020		2019
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(16,256)	$(0.37)	$16,134	$0.37
Unrealized loss on financial instruments	32,047	0.74	11,912	0.27
Net foreign currency remeasurement loss	28,727	0.66	3,885	0.09
Acquisition–related intangible amortization	42,538	0.98	33,888	0.78
Other acquisition and divestiture related items	7,942	0.18	9,780	0.23
Stock–based compensation	11,820	0.27	10,442	0.24
Other costs	2,240	0.05	2,755	0.06
Debt restructuring and debt issuance cost amortization	2,082	0.05	6,496	0.15
ANI adjustments attributable to non–controlling interests	2,224	0.05	(573)	(0.01)
Tax related items	(33,680)	(0.78)	(19,895)	(0.46)
Dilutive impact of stock awards[1]	—	(0.02)	—	—
Adjusted net income attributable to shareholders	$79,684	$1.81	$74,824	$1.72

1 As the Company reported a net loss for the three months ended March 31, 2020, GAAP diluted weighted average shares outstanding equals the basic weighted average shares outstanding for that period. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders for the first quarter of 2020. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2020	2019
Operating income	$74,829	$68,935
Unallocated corporate expenses	16,543	16,942
Acquisition-related intangible amortization	42,538	33,888
Other acquisition and divestiture related items	7,942	9,780
Stock-based compensation	11,820	10,442
Other costs	2,240	2,755
Debt restructuring costs	78	4,400
Total segment adjusted operating income	$155,990	$147,142
Unallocated corporate expenses	(16,543)	(16,942)
Adjusted operating income	$139,447	$130,200

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates the same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude other costs when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This includes costs related to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations. For the three months ended March 31, 2020, other costs include certain costs incurred in association with COVID-19, including technology costs to enable employees to work from home.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)

The table below shows the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended March 31,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$249,847	$232,782	$84,359	$81,648	$97,473	$67,446	$431,679	$381,876
FX impact (favorable) / unfavorable	$1,633	$—	$671	$—	$596	$—	$2,900	$—
PPG impact (favorable) / unfavorable	$(3,329)	$—	$—	$—	$—	$—	$(3,329)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended March 31,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$218	$—	$(310)	$—	$8	$—
PPG impact (favorable) / unfavorable	$(2,544)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Fleet Solutions:
Payment processing transactions (000s) (1)	121,591	126,666	135,236	127,986	115,404
Payment processing gallons of fuel (000s) (2)	3,123,066	3,218,466	3,338,322	3,239,703	3,014,128
Average US fuel price (US$ / gallon)	$2.57	$2.80	$2.80	$2.91	$2.67
Payment processing $ of fuel (000s) (3)	$8,412,642	$9,417,278	$9,737,591	$9,755,737	$8,462,078
Net payment processing rate (4)	1.35%	1.10%	1.29%	1.24%	1.27%
Payment processing revenue (000s)	$113,323	$103,831	$125,288	$120,717	$107,408
Net late fee rate (5)	0.56%	0.65%	0.58%	0.54%	0.44%
Late fee revenue (000s) (6)	$46,740	$61,587	$56,938	$52,823	$37,527
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$8,041,112	$9,635,211	$11,543,605	$10,047,934	$8,405,661
Net interchange rate (8)	0.87%	0.84%	0.74%	0.77%	0.71%
Payment solutions processing revenue (000s)	$70,268	$80,986	$85,128	$77,273	$59,998
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,592,313	$1,047,939	$1,126,156	$1,374,592	$1,657,588
Average number of SaaS accounts (000s) (10)	14,458	13,391	13,022	12,563	12,729

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.

(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
	Three months ended March 31,		Increase (decrease)
Fleet Solutions	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$113,323	$107,408	$5,915	6%
Account servicing revenue	39,208	39,239	(31)	—%
Finance fee revenue	55,342	45,864	9,478	21%
Other revenue	41,974	40,271	1,703	4%
Total revenues	$249,847	$232,782	$17,065	7%

	Three months ended March 31,		Increase (decrease)
Travel and Corporate Solutions	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$70,268	$59,998	$10,270	17%
Account servicing revenue	11,063	10,585	478	5%
Finance fee revenue	535	357	178	50%
Other revenue	2,493	10,708	(8,215)	(77)%
Total revenues	$84,359	$81,648	$2,711	3%

	Three months ended March 31,		Increase (decrease)
Health and Employee Benefit Solutions	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$20,446	$19,392	$1,054	5%
Account servicing revenue	63,569	37,262	26,307	71%
Finance fee revenue	50	152	(102)	(67)%
Other revenue	13,408	10,640	2,768	26%
Total revenues	$97,473	$67,446	$30,027	45%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2020	2019	2020	2019
Fleet Solutions	$104,608	$92,975	41.9%	39.9%
Travel and Corporate Solutions	$21,915	$34,387	26.0%	42.1%
Health and Employee Benefit Solutions	$29,467	$19,780	30.2%	29.3%
Total segment adjusted operating income	$155,990	$147,142	36.1%	38.5%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of segment adjusted operating income to GAAP operating income.

	Three Months Ended March 31,
	2020	2019
Adjusted operating income	$139,447	$130,200
Adjusted operating income margin (1)	32.3%	34.1%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com